Exhibit 3.4
CERTIFICATE OF ELIMINATION
OF
SERIES F FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED
STOCK
OF
AMERICAN INTERNATIONAL GROUP, INC.
(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)
          American International Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) in connection with the exchange (the “Exchange”) of the outstanding Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series F Preferred Stock”), of the Corporation, the terms of which are set forth in a Certificate of Designations filed by the Corporation on April 17, 2009 (the “Series F Certificate of Designations”), for shares of the Corporation’s Common Stock, par value $2.50 per share, as contemplated by that certain Master Transaction Agreement, dated as of December 8, 2010, among the Corporation and the other parties thereto:
     FURTHER RESOLVED, that upon consummation of the Exchange, no shares of the Series F Preferred Stock will be outstanding and no shares of the Series F Preferred Stock will thereafter be issued subject to the Series F Certificate of Designations;
     FURTHER RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) all matters set forth in the Series F Certificate of Designations with respect to the Series F Preferred Stock.
          The Corporation hereby certifies that the Exchange has been consummated and that, accordingly, all matters set forth in the Series F Certificate of Designations with respect to the Series F Preferred Stock shall be, and hereby are, eliminated from the Amended and Restated Certificate of Incorporation upon the filing of this Certificate of Elimination in accordance with the foregoing resolutions and Section 151(g) of the DGCL.
[Signature page follows]

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer this 14th day of January, 2011.

American International Group, Inc.
By:	/s/ David L. Herzog
	Name:	David L. Herzog
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Series F Preferred Shares Certificate of Elimination]